                                                                     EXHIBIT 1.9


  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


                              PUBLIC HEALTH SERVICE

                     PATENT LICENSE AGREEMENT--NONEXCLUSIVE

                                   COVER PAGE

For PHS internal use only:

     Patent License Number:

     L-176-99/0

     Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

     U.S. Patent Applications Serial No. 06/330,959 (U.S. Patent 4,522,918, issued June 11, 1985) and Serial No. 06/707,400 (U.S. Patent 4,612,282,
     issued September 16, 1986).

     Licensee:

     AltaRex Corp.

     Cooperative Research and Development Agreement (CRADA) Number (if applicable):

     Not applicable.

     Additional Remarks:

     None.

     Public Benefit(s):

     Development of therapeutic agent against ovarian cancer.

This Patent License Agreement, hereinafter referred to as the "AGREEMENT", consists of this Cover Page, an attached AGREEMENT, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this AGREEMENT are:

     1) The National Institutes of Health ("NIH"), the Centers for Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS", agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

     2) The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "LICENSEE".



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 1 FINAL AltaRexCorp. September 9, 1999

                   PHS PATENT LICENSE AGREEMENT--NONEXCLUSIVE

PHS and LICENSEE agree as follows:

1.   BACKGROUND

     1.01 In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

     1.02 By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS regardless of whether United States or foreign patent applications or patents claiming such inventions exist.

     1.03 The Secretary of DHHS has delegated to PHS the authority to enter into this AGREEMENT for the licensing of rights to these inventions and/or the tangible embodiments thereof.

     1.04 PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

     1.05 LICENSEE desires to acquire commercialization rights to certain of these inventions and/or certain tangible embodiments thereof in order to develop processes, methods, and/or marketable products for public use and benefit.

2.   DEFINITIONS

     2.01 "BENCHMARKS" mean the performance milestones that are set forth in Appendix E.

     2.02 "COMMERCIAL DEVELOPMENT PLAN" means the written commercialization plan attached as Appendix F.

     2.03 "FIRST COMMERCIAL SALE" means the initial transfer for use or consumption by the general public by or on behalf of LICENSEE or its sublicensees of LICENSED PRODUCTS or the initial practice of a LICENSED PROCESS by or on behalf of LICENSEE or its sublicensees, after the required approvals have been granted by the appropriate regulatory authority, in exchange for cash or some equivalent to which value can be assigned.

     2.04 "GOVERNMENT" means the Government of the United States of America.

     2.05 "LICENSED FIELDS OF USE" means the fields of use identified in Appendix B.

     2.06 "LICENSED PATENT RIGHTS" shall mean:

          a) Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

          b) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above:



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 2 FINAL AltaRexCorp. September 9, 1999

               i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

          c) to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

     LICENSED PATENT RIGHTS shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

     2.07 "LICENSED PROCESS(ES)" means processes which, in the course of being practiced would, in the absence of this AGREEMENT, infringe one or more claims of the LICENSED PATENT RIGHTS that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

     2.08 "LICENSED PRODUCT(S)" means:

          a) tangible materials which, in the course of manufacture, use, sale, or importation would, in the absence of this AGREEMENT, infringe one or more claims of the LICENSED PATENT RIGHTS that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction; and

          b)   LICENSED MATERIALS.

     2.09 "LICENSED MATERIALS" means:

          a)   the tangible materials identified in Appendix A; and

          b) all materials, including progeny, subclones, derivatives, modifications, fractions or components, derived or isolated from tangible materials by LICENSEE.

     2.10 "LICENSED TERRITORY" means the geographical area identified in Appendix B.

     2.11 "PRACTICAL APPLICATION" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or GOVERNMENT regulations available to the public on reasonable terms.

3.   GRANT OF RIGHTS

     3.01 PHS hereby grants and LICENSEE accepts, subject to the terms and conditions of this AGREEMENT, a nonexclusive license under the LICENSED PATENT RIGHTS in the LICENSED TERRITORY to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any LICENSED PRODUCTS in the LICENSED FIELDS OF USE and to practice and have practiced any LICENSED PROCESSES in the LICENSED FIELDS OF USE.

     3.02 This AGREEMENT confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than LICENSED PATENT RIGHTS regardless of whether such patents are dominant or subordinate to LICENSED PATENT RIGHTS.



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 3 FINAL AltaRexCorp. September 9, 1999

4.   SUBLICENSING

     4.01 Upon written approval by PHS, which approval will not be unreasonably withheld, LICENSEE may enter into sublicensing agreements under the LICENSED PATENT RIGHTS or utilizing LICENSED PRODUCT(S) only to the extent that such sublicensing agreements include patent rights other than LICENSED PATENT RIGHTS, or other proprietary technology of LICENSEE.

     4.02 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01, 5.02, 9.01, 9.02, 11.05, and 12.06-12.08 of this AGREEMENT shall be binding upon the sublicensee as if it were a party to this AGREEMENT. LICENSEE further agrees to attach copies of these Paragraphs to all sublicense agreements.

     4.03 Any sublicenses granted by LICENSEE shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this AGREEMENT under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this AGREEMENT.

     4.04 LICENSEE agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.   STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

     5.01 Prior to the FIRST COMMERCIAL SALE, LICENSEE agrees to provide PHS reasonable quantities of LICENSED PRODUCTS or materials made through the LICENSED PROCESSES for PHS for internal, non-commercial research use only.

     5.02 LICENSEE agrees that products used or sold in the United States embodying LICENSED PRODUCTS or produced through use of LICENSED PROCESSES shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

6.   ROYALTIES AND REIMBURSEMENT

     6.01 LICENSEE agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C.

7.   PATENT FILING, PROSECUTION, AND MAINTENANCE

     7.01 PHS agrees to take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the LICENSED PATENT RIGHTS.

8.   REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

     8.01 Prior to signing this AGREEMENT, LICENSEE has provided, in confidence, to PHS the COMMERCIAL DEVELOPMENT PLAN at Appendix F, under which LICENSEE intends to bring the subject matter of the LICENSED PATENT RIGHTS to the point of PRACTICAL APPLICATION. This COMMERCIAL DEVELOPMENT PLAN is hereby incorporated by reference into this AGREEMENT. Based on this plan, performance BENCHMARKS are determined as specified in Appendix E.

     8.02 LICENSEE shall provide written annual reports on its product development progress or efforts to commercialize under the COMMERCIAL DEVELOPMENT PLAN for each of the LICENSED FIELDS OF USE within sixty
          (60) days after December 31 of each calendar year. These progress reports shall



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0
Mode l980611 Page 4 FINAL AltaRexCorp. September 9, 1999 include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of LICENSEE'S public service activities that relate to the LICENSED PATENT RIGHTS. If reported progress differs from that projected in the COMMERCIAL DEVELOPMENT PLAN and BENCHMARKS, LICENSEE shall explain the reasons for such differences. In any such annual report, LICENSEE may propose amendments to the COMMERCIAL DEVELOPMENT PLAN, acceptance of which by PHS may not be denied unreasonably. LICENSEE agrees to provide any additional information reasonably required by PHS to evaluate LICENSEE'S performance under this Agreement. Licensee may amend the BENCHMARKS at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of LICENSEE to extend the time periods of this schedule if such request is supported by a reasonable showing by LICENSEE of diligence in its performance under the COMMERCIAL DEVELOPMENT PLAN and toward bringing the LICENSED PRODUCTS to the point of PRACTICAL APPLICATION.

     8.03 LICENSEE shall report to PHS the dates for achieving BENCHMARKS specified in Appendix E and the FIRST COMMERCIAL SALE in the LICENSED TERRITORY within thirty (30) days of such occurrences.

     8.04 Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251-6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by LICENSEE.

     8.05 LICENSEE shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

     8.06 Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

     8.07 All plans and reports required by this Article 8 and marked "confidential" by LICENSEE shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act
          (FOIA), 5 U.S.C. [ ] 552 shall be subject to the predisclosure notification requirements of 45 CFR [ ] 5.65(d).

9.   PERFORMANCE

     9.01 LICENSEE shall use its reasonable diligent efforts to bring the LICENSED PRODUCTS AND LICENSED PROCESSES to PRACTICAL APPLICATION. "Reasonable diligent efforts" for the purposes of this provision shall include adherence to the COMMERCIAL DEVELOPMENT PLAN at Appendix F and performance of the BENCHMARKS at Appendix E.

     9.02 Upon the FIRST COMMERCIAL SALE, until the expiration of this AGREEMENT, LICENSEE shall use its reasonable diligent efforts to make LICENSED PRODUCTS and LICENSED PROCESSES reasonably accessible to the United States public.



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 5 FINAL AltaRexCorp. September 9, 1999

10.  INFRINGEMENT AND PATENT ENFORCEMENT

     10.01 PHS and LICENSEE agree to notify each other promptly of each infringement or possible infringement of the LICENSED PATENT RIGHTS, as well as any facts which may affect the validity, scope, or enforceability of the LICENSED PATENT RIGHTS of which either Party becomes aware.

     10.02 In the event that a declaratory judgment action alleging invalidity of any of the LICENSED PATENT RIGHTS shall be brought against PHS, PHS agrees to notify LICENSEE that an action alleging invalidity has been brought. PHS does not represent that it will commence legal action to defend against a declaratory action alleging invalidity. LICENSEE shall take no action to compel the GOVERNMENT either to initiate or to join in any such declaratory judgment action. Should the GOVERNMENT be made a party to any such suit by motion or any other action of LICENSEE, LICENSEE shall reimburse the GOVERNMENT for any costs, expenses, or fees which the GOVERNMENT incurs as a result of such motion or other action. Upon LICENSEE'S payment of all costs incurred by the GOVERNMENT as a result of LICENSEE'S joinder motion or other action, these actions by LICENSEE will not be considered a default in the performance of any material obligation under this AGREEMENT.

11.  NEGATION OF WARRANTIES AND INDEMNIFICATION

     11.01 PHS offers no warranties other than those specified in Article 1.

     11.02 PHS does not warrant the validity of the LICENSED PATENT RIGHTS and makes no representations whatsoever with regard to the scope of the LICENSED PATENT RIGHTS, or that the LICENSED PATENT RIGHTS may be exploited without infringing other patents or other intellectual property rights of third parties.

     11.03 PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

     11.04 PHS does not represent that it will commence legal actions against third parties infringing the LICENSED PATENT RIGHTS.

     11.05 No indemnification for any loss, claim, damage or liability is intended or provided by any party under this AGREEMENT. Each party shall be liable for any loss, claim, damage or liability that said party incurs as a result of its activities under this AGREEMENT, except that PHS, as an agency of the United States, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. 2671 et seq.

12.  TERM, TERMINATION, AND MODIFICATION OF RIGHTS

     12.01 This AGREEMENT, when signed by all parties, is effective as of September 11, 1997, which is the date upon which Licensee obtained the tangible material(s) identified in Appendix A, and shall extend to June 11, 2002, which is the date of expiration of the last to expire of the LICENSED PATENT RIGHTS, or such earlier date if the LICENSED PATENT RIGHTS are held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction in the LICENSED TERRITORY prior to June 11, 2002, unless sooner terminated as provided in this Article 12.

     12.02 In the event that LICENSEE is in default in the performance of any material obligations under this AGREEMENT, including but not limited to the obligations listed in Article 12.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default,



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 6 FINAL AltaRexCorp. September 9, 1999

           PHS may terminate this AGREEMENT by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

     12.03 In the event that LICENSEE becomes insolvent, files a Chapter 7 petition in bankruptcy, has such a petition filed against it or receives notice of a third party's intention to file an involuntary Chapter 7 petition in bankruptcy and such bankruptcy proceeding is not dismissed within ninety (90) days of filing, LICENSEE shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon receipt of LICENSEE'S written notice.

     12.04 LICENSEE shall have a unilateral right to terminate this AGREEMENT in any country or territory by giving PHS sixty (60) days written notice to that effect.

     12.05 PHS shall specifically have the right to terminate or modify, at its option, this AGREEMENT, if PHS determines that the LICENSEE: 1) is not executing the COMMERCIAL DEVELOPMENT PLAN submitted with its request for a license and the LICENSEE cannot otherwise demonstrate to PHS'S satisfaction that the LICENSEE has taken, or can be expected to take within a reasonable time, effective steps to achieve PRACTICAL APPLICATION of the LICENSED PRODUCTS or LICENSED Processes;
           2) has not achieved the BENCHMARKS as may be modified under Paragraph 8.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license AGREEMENT; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public after commercial use commences; 6) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by LICENSEE under Paragraph 8.02. Prior to invoking this right, PHS shall give written notice to LICENSEE providing LICENSEE specific notice of, and a ninety (90) day opportunity to respond to, PHS'S concerns as to the previous items 1) to 6). If LICENSEE fails to alleviate PHS'S concerns as to the previous items 1) to 6) or fails to initiate corrective action to PHS'S satisfaction, PHS may terminate this AGREEMENT.

     12.06 PHS reserves the right according to 35 U.S.C. [ ] 209(f)(4) to terminate or modify this AGREEMENT if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by LICENSEE.

     12.07 Within thirty (30) days of receipt of written notice of PHS'S unilateral decision to modify or terminate this AGREEMENT, LICENSEE may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. LICENSEE may thereafter exercise any and all administrative or judicial remedies that may be available.

     12.08 Within ninety (90) days of expiration or termination of this AGREEMENT under this Article 12, a final report shall be submitted by LICENSEE. Unless otherwise specifically provided for under this AGREEMENT, upon termination of this AGREEMENT, LICENSEE shall return all LICENSED PRODUCTS or other materials included within the LICENSED PATENT RIGHTS to PHS or provide PHS with certification of the destruction thereof. Unless otherwise specifically provided for under this AGREEMENT, upon expiration of this AGREEMENT, LICENSEE shall not return all LICENSED PRODUCTS or other materials included within the LICENSED PATENT RIGHTS to PHS or provide PHS with certification of the destruction thereof.

13.  GENERAL PROVISIONS

     13.01 Neither Party may waive or release any of its rights or interests in this AGREEMENT except in writing. The failure of the GOVERNMENT to assert a right hereunder or to insist upon compliance with any term or condition of this AGREEMENT shall not constitute a waiver of that right by the



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 7 FINAL AltaRexCorp. September 9, 1999

           GOVERNMENT or excuse a similar subsequent failure to perform any such term or condition by LICENSEE.

     13.02 This AGREEMENT constitutes the entire agreement between the Parties relating to the subject matter of the LICENSED PATENT RIGHTS, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this AGREEMENT.

     13.03 The provisions of this AGREEMENT are severable, and in the event that any provision of this AGREEMENT shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this AGREEMENT.

     13.04 If either Party desires a modification to this AGREEMENT, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this AGREEMENT or their designees.

     13.05 The construction, validity, performance, and effect of this AGREEMENT shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

     13.06 All notices required or permitted by this AGREEMENT shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

     13.07 This AGREEMENT shall not be assigned by LICENSEE except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; or b) as part of a sale or transfer of substantially the entire business of LICENSEE relating to operations which concern this AGREEMENT. LICENSEE shall notify PHS within ten (10) days of any assignment of this AGREEMENT by LICENSEE.

     13.08 LICENSEE agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. LICENSEE agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. LICENSEE agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than thirty (30) days prior to commencement of such research or trials.

     13.09 LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. GOVERNMENT or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency. PHS neither represents that a license is or is not required or that, if required, it shall be issued.


PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 8 FINAL AltaRexCorp. September 9, 1999

     13.10 LICENSEE agrees to mark the LICENSED PRODUCTS or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed PRODUCTS manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

     13.11 By entering into this AGREEMENT, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by LICENSEE whether directly or indirectly related to this AGREEMENT. LICENSEE shall not state or imply that this AGREEMENT is an endorsement by the GOVERNMENT, PHS, any other GOVERNMENT organizational unit, or any GOVERNMENT employee. Additionally, LICENSEE shall not use the names of NIH, CDC, PHS, or DHHS or the GOVERNMENT or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

     13.12 The Parties agree to attempt to settle amicably any controversy or claim arising under this AGREEMENT or a breach of this AGREEMENT, except for appeals of modifications or termination decisions provided for in Article 12. LICENSEE agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, LICENSEE may exercise any administrative or judicial remedies that may be available.

     13.13 Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

     13.14 Paragraphs 2.03, 2.08, 2.09, 6.01, 8.03, 8.05-8.07, 11.01-11.05,
           12.07, 12.08, and 13.12 of this AGREEMENT shall survive termination or expiration of this AGREEMENT, with the exception that any royalty payments under Paragraph 6.01 which have not yet been incurred (excluding the first payment which is due and payable within thirty
           (30) days from the date this AGREEMENT is signed by all parties), and the reporting of any BENCHMARKS reportable to PHS under Paragraph
           8.03 which have not yet been achieved, shall not survive if the LICENSED PATENT RIGHTS are held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction in the LICENSED TERRITORY prior to June 11, 2002.

                          SIGNATURES BEGIN ON NEXT PAGE


PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 9 FINAL AltaRexCorp. September 9, 1999

                   PHS PATENT LICENSE AGREEMENT--NONEXCLUSIVE

                                 SIGNATURE PAGE

For PHS:



/s/ Jack Spiegel                                  9/21/99
----------------------------------------------    --------------------------
Jack Spiegel, Ph.D.                               Date
Director, Division of Technology Development
and Transfer Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

For LICENSEE (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of LICENSEE made or referred to in this document are truthful and accurate.):


by:


/s/ Richard E. Bagley                             9/13/99
---------------------------------------------     --------------------------
 Signature of Authorized Official                 Date



Richard E. Bagley
---------------------------------------------
Printed Name



President
---------------------------------------------
Title


Official and Mailing Address for Notices:

AltaRex Corp.
303 Wyman Street, Suite 125
Waltham, MA 02451

Any false or misleading statements made, presented, or submitted to the GOVERNMENT, including any relevant omissions, under this AGREEMENT and during the course of negotiation of this AGREEMENT are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. [ ][ ] 3801-3812 (civil liability) and 18 U.S.C. [ ] 1001 (criminal liability including fine(s) and/or imprisonment).



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 10 FINAL AltaRexCorp. September 9, 1999

                 APPENDIX A--PATENT(S) OR PATENT APPLICATION(S)

PATENT(S) OR PATENT APPLICATION(S):

     U.S. Patent Application Serial Number 06/330,959 (U.S. Patent 4,522,918, issued June 11, 1985), entitled "Process for Producing Monoclonal Antibodies Reactive With Human Breast Cancer", and

     U.S. Patent Application Serial Number 06/707,400 (U.S. Patent 4,612,282, issued September 16, 1986), entitled "Monoclonal Antibodies Reactive With Human Breast Cancer".

TANGIBLE MATERIAL(S):

     Hybridoma Cell Line #HB-8108 (deposited in the ATCC by PHS); and

     Antibody B72.3.



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 11 FINAL AltaRexCorp. September 9, 1999

                APPENDIX B--LICENSED FIELDS OF USE AND TERRITORY

LICENSED FIELDS OF USE:

     Agents for the prevention and treatment of ovarian and other cancers in humans.

LICENSED TERRITORY:

     The United States of America, its territories and possessions, the District of Columbia, and the Commonwealth of Puerto Rico.



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 12 FINAL AltaRexCorp. September 9, 1999

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.


                              APPENDIX C--ROYALTIES

ROYALTIES:

LICENSEE agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of [**] as follows:

     A first payment of [**] shall be due and payable within thirty (30) days from the date that this AGREEMENT is signed by all parties;

     A second payment of [**] shall be due and payable upon the first to occur of submission by LICENSEE or its sublicensee(s) of the first Product License Application, or equivalent, for the LICENSED PRODUCT(S) in the LICENSED TERRITORY, or execution of the first corporate partnership or sublicensing agreement for the LICENSED PRODUCT(S) in the LICENSED TERRITORY; and

     A third payment of [**] shall be due and payable upon FIRST COMMERCIAL SALE in the LICENSED TERRITORY.



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 13 FINAL AltaRexCorp. September 9, 1999

                            APPENDIX D--MODIFICATIONS

PHS and LICENSEE agree to the following modifications to the Articles and Paragraphs of this AGREEMENT:

None.



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 14 FINAL AltaRexCorp. September 9, 1999

                     APPENDIX E--BENCHMARKS AND PERFORMANCE

LICENSEE agrees to the following BENCHMARKS for its performance under this AGREEMENT and, within thirty (30) days of achieving a BENCHMARK, shall notify PHS that the BENCHMARK has been achieved.

     Submission of IND: July, 2001.

     Execution of first corporate partnership or sublicensing agreement for the LICENSED PRODUCT(S) in the LICENSED TERRITORY: upon occurrence.

     Submission of first Product License Application, or equivalent, in the LICENSED TERRITORY: upon occurrence.

     FIRST COMMERCIAL SALE in the LICENSED TERRITORY: upon occurrence.



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 15 FINAL AltaRexCorp. September 9, 1999

                     APPENDIX F--COMMERCIAL DEVELOPMENT PLAN

Refer to License Application (attached).



PHS Patent license Agreement -- Nonexclusive CONFIDENTIAL L-176-99/0 Mode l980611 Page 2 FINAL AltaRexCorp. September 9, 1999

           APPLICATION FOR LICENSE TO PUBLIC HEALTH SERVICE INVENTIONS

     Thank you for your interest in the technology transfer activities of the U.S. Public Health Service. Your answers to the following questions will provide the foundation for licensing decisions. Please return this form and the required attachments to: OFFICE OF TECHNOLOGY TRANSFER, NATIONAL INSTITUTES OF HEALTH, BOX OTT, BETHESDA, MD 20892.

IDENTIFICATION OF INVENTION(S) FOR WHICH LICENSE IS SOUGHT
(Complete all relevant sections)

     U.S. Patent Numbers:

                             4,552,918 AND 4,612,282

     Title of Patents:

 "PROCESS FOR PRODUCING MONOCLONAL ANTIBODIES REACTIVE WITH HUMAN BREAST CANCER"
                                       AND
            "MONOCLONAL ANTIBODIES REACTIVE WITH HUMAN BREAST CANCER"

     Biological Material(s):         N/A

     Inventor(s):          JEFFREY SCHLOM, ET. AL.

INFORMATION ABOUT APPLICANT

1.   Name and Address of Applicant:

                                  ALTAREX CORP.
                                303 WYMAN STREET
                                    SUITE 125
                                   WALTHAM, MA
                                      02451

2. Name, title, address, phone and FAX numbers of Applicant's licensing representative:

                                  GLENN NEUMANN
                         BUSINESS DEVELOPMENT ASSOCIATE
                                303 WYMAN STREET
                                    SUITE 125
                                   WALTHAM, MA
                                      02451

                          PHONE: 781-672-0138 EXT. 228
                                FAX: 781-672-0142

3.   Is Applicant a U.S. Corporation?

     ALTAREX CORP. IS A CANADIAN PUBLIC COMPANY DIRECTING BUSINESS OPERATIONS FROM A WHOLLY-OWNED U.S. SUBSIDIARY, ALTAREX, U.S. CORP.

4.   Is Applicant a Small Business Firm?        x  yes                  no
                                              -----               ------

TYPE OF LICENSE SOUGHT

                  Exclusive Commercialization License
        ----------
                  Coexclusive Commercialization License
        ----------
            x     Nonexclusive Commercialization License (THERAPEUTIC USE ONLY)
        ----------

                  Nonexclusive Internal Commercial Use License (internal
        ----------
        use only - no right to sell or otherwise distribute materials)

                  Nonexclusive Biological Materials License (for materials
        ----------
        not covered under a patent or patent application)

                  Commercial Evaluation License (for a limited-term evaluation)
        ----------

PROPOSED FIELD(S) OF USE:

THERAPEUTIC TREATMENT OF CANCER.

PLEASE SEE ATTACHED FOR THE FOLLOWING INFORMATION:

I.       DESCRIPTION OF APPLICANT
II.      OTHER LICENSES AND USE OF THE INVENTION
III.     PROPOSED LICENSE TERMS
IV.      RESEARCH, DEVELOPMENT AND MARKETING PLAN
V. OTHER INFORMATION WHICH YOU BELIEVE WILL SUPPORT A DETERMINATION TO GRANT THE REQUESTED LICENSE


/s/ Glenn Neumann
 ------------------------------------------------------------------------------
Signature of Applicant or Authorized Representative

April 15, 1999
---------------------------
Date

Glenn Neumann, Business Development Associate
-------------------------------------------------------------------------------
Print Name and Title

The commercial and financial responses in this application will be treated as privileged and confidential information as provided in 15 U.S.C. 209(a); and, to the extent permitted by law, will not be accessible under the Freedom of Information Act.

                      ATTACHMENT TO APPLICATION FOR LICENSE
                       TO PUBLIC HEALTH SERVICE INVENTIONS

                            U.S. Patent No. 4,522,918
 "Process for producing monoclonal antibodies reactive with human breast cancer"
                                       and
                            U.S. Patent No. 4,612,282
            "Monoclonal antibodies reactive with human breast cancer"

I.   DESCRIPTION OF THE APPLICANT

AltaRex Corp. is an emerging biotechnology company focused on the research, development and commercialization of unique antibody-based immunotherapeutics for the treatment of cancers. The Company's products are based on its unique proprietary platform technology, anti-idiotype induction therapy or AIT(R). Based upon research and clinical studies to date, AltaRex believes that its AIT(R) technology enhances the ability of the human immune system to produce its own anti-tumor response. The Company has filed five patent applications for its AIT(R) technology in the United States of America. Four of these patents have been or will be the subject of worldwide patent filings.

The Company's objective is to develop unique, patent protected products for commercialization primarily by pharmaceutical partners.

The Company's business strategy has been to focus on developing therapeutic antibodies for cancer. AltaRex's products are modified murine monoclonal antibodies or MAbs developed by the Company's scientists or licensed to the Company. The Company believes that these MAbs may be used effectively in conjunction with traditional cancer therapies and may be applicable to treating 7 of the top 10 cancer killers in the U.S. By pursuing this line of research AltaRex scientists have developed a sophisticated understanding of the immune system and expertise in immune modulating technology.

AltaRex's lead antibody product, OvaRexTM MAb, is in late stage clinical development. The Company is currently conducting two potentially pivotal phase IIb clinical trials for women who have been diagnosed with stage III or IV disease and who have had a complete clinical response to their initial surgery and chemotherapy. These are double-blinded, placebo-controlled trials designed to increase time to disease relapse and ultimately survival. These trials are being conducted in a patient population where there is currently no approved treatment option.

The Company is also conducting two open-label trials of OvaRexTM MAb in women who have experienced disease relapse. These trials are designed to provide the Company with important immunology data.

AltaRex has 38 employees, 26 of whom are located at the Company's facilities in Edmonton, Alberta and 12 of whom are located at its office in Waltham, Massachusetts. There are 20 employees working in research and development and 18 working in administration and corporate affairs. Employees include several Ph.D.'s and two M.D.'s.

AltaRex had revenues of CDN$1.0 million for the year ended December 31, 1998. For the year ended December 31, 1998, the Company had a net loss of CDN$13.1. Approximately 67% of the Company's expenses in 1998 were devoted to scientific research and development activities. The majority of this investment is devoted to the Company's lead product, OvaRexTM MAb, which is currently undergoing potentially pivotal phase IIb clinical trials. Cash and short-term investments as at December 31, 1998 were CDN$12.8 million. The Company is currently in the process of raising up to CDN$17 million in the public markets to facilitate further development of its programs.

AltaRex has assembled a strong management team and Board of Directors with significant expertise in the area of drug development and has a commitment to developing products that will provide a significant benefit to society.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

II.  OTHER LICENSES AND USE OF THE INVENTION

AltaRex does not have license to any federally owned inventions. The Company has applied for a license for U.S. Patent Application Number 09/020,116 for the treatment of allergic diseases. AltaRex believes that the license for the invention being applied for in this document is held by several organizations on a non-exclusive basis.

III. PROPOSED LICENSE TERMS

A.   LICENSED PATENTS/TECHNOLOGY

U.S. Patent No. 4,522,918 "Process for producing monoclonal antibodies reactive with human breast cancer" and U.S. Patent No. 4,612,282 "Monoclonal antibodies reactive with human breast cancer" or upon any divisions, continuations, reissues, reexamines, extensions and any claims in continuations-in-part applications; and any and all foreign patents, extensions and supplemental protection certificates or patent applications corresponding thereto.

B.   SCOPE OF LICENSE

In return for a non-exclusive, worldwide, sublicensable license to the above mentioned Licensed Patents for all mammalian uses, until the expiration of such Licensed Patents, AltaRex Company (AltaRex) will make the following payments to the National Institutes of Health (NIH):

C.   LICENSE TERMS

     I.    LICENSE PAYMENT                                  US$[**] UPON SIGNING

     II. MILESTONE PAYMENTS for a product covered by issued or pending claims of the Licensed
           Patents:

           Upon approval of an NDA or equivalent            US$[**]
           application with the FDA

     III.  ROYALTY PAYMENTS

           For a product that is covered by valid           [**]% OF NET SALES
           unexpired claims of the Licensed Patents

D.   SUBLICENSE

AltaRex has the right to sublicense the technology, and will inform NIH of all sublicenses. AltaRex will remain responsible for paying the milestone and royalty payments.

IV.  RESEARCH, DEVELOPMENT AND MARKETING PLAN

AltaRex intends to further develop the licensed technology, in concert with its own proprietary AIT(R)-based technology, into a product or products that are capable of providing a therapeutic effect for cancer patients. The Company has attained certain expertise relating to a novel antibody-based approach to cancer therapy. The Company is currently in late-stage clinical development of an antibody immunotherapeutic for ovarian cancer and is currently conducting four separate trials at 65 trial sites. The technology being sought in this application has some existing and promising clinical data associated with ovarian cancer and it is the intent of the Company to initially develop products for therapeutic applications for ovarian cancer.

AltaRex plans to use its proprietary AITTM technology to further develop the technology outlined in the patents. The Company believes that there is sufficient clinical data to support a positive safety profile for the B72.3 antibody (covered by the patents) and plans to initially submit an IND application to the U.S. FDA for a potentially pivotal phase IIb trial for the treatment of ovarian cancer.

The Company anticipates that an ovarian cancer product derived from the technology would be used in an ovarian cancer patient population where there is currently no approved therapy. As such, the Company believes that due to the deadly nature of the disease that it will be able to petition for, and receive, FDA Fast Track Designation and would thereby considerably reduce the amount of time required for product commercialization.

AltaRex will also evaluate other antibodies covered by the patents to determine the applicability to other cancers and, if appropriate, will take the necessary measures to develop additional products.

The mechanism of action of the Corporation's AIT(R) technology is based on what the Corporation believes is the ability of the human immune system to generate a highly specific immune response to low doses of injected MAbs associated with specific TAAs. The Corporation believes that certain murine MAbs may, upon administration to a cancer patient, produce both a humoral and a cellular response by the patient's immune system.

Estimated time to therapeutic development (for ovarian cancer indication):

Compilation of previous data and preparation of IND - July, 2001.
Potentially pivotal Phase IIb trial and BLA submission and approval - Completion anticipated after June, 2002.

V.   MARKET ANALYSIS

In the United States, Canada and Europe, ovarian cancer causes more deaths than any other cancer of the female reproductive tract. It is estimated that in the United States more than 25,400 new cases of ovarian cancer will be diagnosed and more than 14,000 women will die from this disease annually (American Cancer Society, 1998 Cancer Facts & Figures). The Corporation has received Orphan Drug Status and Fast Track Designation for OvaRexTM MAb for this indication and believes that the same opportunities would be available for the licensed patents.

Although detection of the tumor at an early stage is now associated with an improved chance for curative treatment, survival figures have not changed significantly over the past 15 years. This is partially due to a lack of efficient diagnostic methods or markers for routine tests that could increase the number of patients diagnosed at the early stage of their disease. Consequently, in most diagnosed patients (75%), the tumor has already progressed to an advanced stage (Stage III or IV), making therapeutic approaches more difficult. The five-year survival rates for women with regional and distant ovarian cancer are 49% and 23%, respectively (American Cancer Society, 1996 Cancer Facts & Figures). Patients diagnosed with advanced ovarian cancer usually demonstrate a survival time of less than two years (Hoskins et al., Journal of Clinical Oncology, October 1992).

Worldwide market estimates for effective therapeutics for late-stage ovarian cancer range from $400 million to $800 million annually.

VI.  OTHER INFORMATION

In developing the Company's four cancer products, AltaRex scientists have developed a sophisticated understanding of the immune system and expertise in immune modulating technology. AltaRex scientists are engaged in leading edge immunology research and have developed particular expertise in protein engineering and purification techniques. Through its OvaRexTM MAb program, the Company has also gained considerable expertise in the area of ovarian cancer.

In addition, AltaRex has assembled a strong management team with considerable drug development experience. AltaRex's founding scientist and Chairman, Antoine Noujaim, Ph.D., was also a founder of Biomira, a Canadian biotechnology company also developing cancer therapeutics. Dr. Noujaim has extensive expertise in the development of radiopharmaceuticals and has established AltaRex as the world-leader in the use of anti-idiotype induction technology.

Richard Bagley, President and CEO, has over 30 years of experience in health care. His experience includes prescription pharmaceuticals, consumer products and biotechnology. He has held senior management positions at ProScript, Inc., ImmuLogic Pharmaceutical Company, Squibb Corp. and SmithKline. While at ProScript, Mr. Bagley directed the development of small molecule therapeutics for cancer and inflammatory disease.

The Senior Vice President of Medical and Regulatory Affairs, Christopher Nicodemus, M.D., is Board Certified in Internal Medicine, and in Allergy and Clinical Immunology. He trained at, and remains affiliated with the Department of Rheumatology and Immunology at Brigham and Women's Hospital, Harvard Medical School. He has extensive drug development experience including positions at Pfizer Labs, ImmuLogic Pharmaceutical Company, and Diatide, Inc. Dr. Nicodemus has participated in the development and registration of multiple products.